FORM OF CONSENT AND CONVERSION

1.	Shareholder. The undersigned (“Shareholder”) represents that it is a shareholder of US SolarTech, Inc, a Delaware corporation (the “Company”).

2.
Consent to Premium Conversion.  The Shareholder acknowledges that prior to the execution hereof, the Company was obligated to make a cash payment in the amount set forth on Schedule 1 hereto to the Shareholder if the conditions to conversion set forth in  Schedule 1 hereto were met (the “Cash Payment”).  Shareholder hereby irrevocably waives any right to the Cash Payment in exchange for the Company’s issuance to Shareholder a number of shares of the Company’s common stock equal to the Cash Payment divided by the Conversion Price (the “Conversion Shares”).  The Conversion Price shall be equal to the lower of (i) $1.80 and (2) 10% of the per-share purchase price paid by an investor in the Company’s common stock between the date hereof and August 31, 2009 (the “Cutoff Date”), provided that not withstanding any provision herein, the Conversion Price shall not be lower than $1.50.  Shareholder acknowledges that payment of the Conversion Shares is fair and reasonable consent for its waiver hereunder. In the event that the Conversion Price shall be adjusted prior to the Cutoff Date pursuant to the terms set forth herein, then the Company shall issue to Investor any additional Conversion Shares to which Shareholder is entitled.

3.
Condition. The Company’s obligation to accept this Form of Consent and Conversion shall be contingent on the Company having received total Forms of Consent and Conversion in respect of $250,000 in the aggregate prior to June 30, 2009, unless extended and/or waived by the Company.

4.	Entire Agreement. This document contains the entire agreement of the parties with respect to the subject matter hereof, and shall supersede any and all other agreement.

5.	Cooperation. Investor agrees to execute any and all other documents, and to take any other action or corporate proceedings, which may be necessary or desirable to effect the Conversion.

6.
Governing Law and Dispute Resolution. Any controversy, claim or dispute arising out of or relating to the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or the arbitration provisions contained herein, including without limitation the determination of whether a party has waived its rights to arbitration hereunder or the enforceability of the arbitration provisions hereunder, shall be determined by arbitration in accordance with the rules of the American Arbitration Association.  The arbitration shall take place in New York, New York.  This document shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions therein.

7.
Release.  In respect of the above consideration, Shareholder, for itself and its executors, agents, administrators and representatives, hereby voluntarily, irrevocably and unconditionally releases, acquits and forever discharges the Company and their respective present and former officers, directors, employees, shareholders, consultants, attorneys, advisors, agents, successors and representatives, and all persons acting by, through, under or in concert with any of them, and any successors and assigns (whether any of the aforementioned individuals were acting as agents for the Company or its subsidiaries, affiliates or divisions, or in their individual capacities) (collectively, the “Released Parties”) from any and all claims, demands, and causes of action which Investor or its heirs, executors, administrators or personal representatives now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, in each case to the extent relating to the consummation of the transactions contemplated hereby, other than with respects to enforcement of the rights of Shareholder described herein as rights of Shareholder in connection with such transaction.

8.
REPRESENTATION BY COUNSEL. INVESTOR ACKNOWLEDGES THAT INVESTOR HAS BEEN REPRESENTED BY SUCH LEGAL AND TAX COUNSEL AND OTHER PROFESSIONALS, EACH OF WHOM HAS BEEN PERSONALLY SELECTED BY INVESTOR, AS INVESTOR HAS FOUND NECESSARY TO CONSULT CONCERNING THE TERMS AND CONDITIONS SET FORTH HEREIN, AND SUCH REPRESENTATION HAS INCLUDED AN EXAMINATION OF ALL APPLICABLE DOCUMENTS AND AN ANALYSIS OF ALL TAX, FINANCIAL, AND SECURITIES LAW ASPECTS THEREOF DEEMED TO BE NECESSARY. INVESTOR, TOGETHER WITH INVESTOR’S COUNSEL, INVESTOR’S ADVISORS, AND SUCH OTHER PERSONS, IF ANY, WITH WHOM INVESTOR HAS FOUND IT NECESSARY OR ADVISABLE TO CONSULT, HAVE SUFFICIENT KNOWLEDGE AND EXPERIENCE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE TERMS AND CONDITIONS SET FORTH IN THIS WAIVER AND CONSENT TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT THERETO.

ALTERNATIVELY, INVESTOR HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL AND ADVISORS AND HAS DECLINED TO DO SO. INVESTOR HAS BEEN GIVEN THE OPPORTUNITY FOR A REASONABLE TIME PERIOD PRIOR TO EVALUATE THIS WAIVER AND CONSENT AND ASK QUESTIONS OF THE COMPANY IN CONNECTION THEREWITH.

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Shareholder has executed this Consent to Premium Conversion, as of the date set forth below.

[Shareholder Name]

________________

Date:___________

Shareholder Address:
__________________
__________________
__________________
__________________

AGREED AND ACCEPTED

US SOLARTECH, INC.

/s/
By:	Steven Phillips
Chief Financial Officer/Treasurer

Date:  June 16, 2009

Schedule 1
 to
Form of Consent and Conversion

Investor Name:

Round of Investment in which Investor Participated:

Amount of Cash Payment:	$

Conditions to Company’s obligation to pay the Cash Payment:

Total number of shares issuable upon execution hereof in exchange for –waiving the right to receive the Cash Payment